Exhibit 99.1
IMAX CORPORATION
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
FOR IMMEDIATE RELEASE
IMAX CORPORATION REPORTS FOURTH QUARTER & FULL YEAR 2010 FINANCIAL RESULTS
HIGHLIGHTS
-	Company Reports Highest Annual Revenues, Earnings and EBITDA for Any Year in its 43-Year History

-	Annual Revenues Increased 45% to $248.6 million; 2010 Adjusted EBITDA Increased 73% to $101.4 million

-	Annual Gross Box Office from DMR titles doubled to $546 million in 2010

-	Fourth Quarter Revenues Increased 28% to $69.2 million; Fourth Quarter Adjusted EBITDA Increased 23% to $25.8 million

-	Record Number of System Installations in the Fourth Quarter and Year 2010; Commercial Network Poised to Grow Significantly in 2011
LOS ANGELES, CA — February 24, 2010 — IMAX Corporation (NYSE:IMAX; TSX:IMX) today reported that its 2010 revenues, earnings and adjusted EBITDA were the highest of any year in its 43-year history.
“In 2010, we saw most aspects of our strategy come together,” said IMAX Chief Executive Officer, Richard L. Gelfond. “The public came to enjoy The IMAX Experience® in record numbers, our commercial network grew by 30%, our digital network grew by more than 80% and we signed new theatres in record numbers. The year’s record revenues and earnings reflect the success of our model.”
In addition to reporting its fiscal year results, today IMAX Corp. announced that total revenue for the fourth quarter ended December 31, 2010 increased 28% to $69.2 million, compared to $54.2 million in the fourth quarter of 2009. Reported net income for the fourth quarter of 2010 increased to $54.2 million, or $0.80 per diluted share, from $4.0 million, or $0.06 per diluted share, in last year’s fourth quarter. Fourth quarter 2010 adjusted net income, which excludes the impact of the change in the value of the Company’s variable stock compensation and a non-cash tax benefit related to a reversal of the Company’s deferred tax valuation allowance, increased 11% to $14.3 million, or $0.21 per diluted share, compared to adjusted net income of $12.9 million, or $0.20 per diluted share, on the same basis in the fourth quarter of 2009. Fourth quarter adjusted EBITDA increased 23% to $25.8 million from $20.9 million in the same period last year.
“The fourth quarter of 2010 marked a strong finish to what was a record year for IMAX in virtually all respects,” said Mr. Gelfond. “The success of the Company’s digital strategy and the transformation to a business model that benefits from dual recurring revenue streams became evident through this year’s financial results. When we consider our contracted-in theatre backlog, our announced film slate, film deals we are working on and the pipeline of theatre deals we are working on, we believe we are positioned to grow revenue, adjusted earnings and EBITDA in 2011.”
Total revenue for 2010 increased 45% to $248.6 million, compared to $171.2 million for fiscal 2009. Reported net income for fiscal 2010 increased to $100.8 million, or $1.51 per diluted share, compared to $5.0 million, or $0.09 per diluted share, in 2009. Fiscal 2010 adjusted net income, which excludes the aforementioned impact of variable stock compensation and a non-cash tax benefit, increased 232% to a record $67.8 million, or $1.02 per diluted share, compared to $20.5 million, or $0.38 per share, on the same basis last year. For the 12 months ended December 31, 2010, adjusted EBITDA increased 73% to a record $101.4 million, compared to $58.5 million last year. For the definition of and reconciliation to adjusted EBITDA, please see the tables at the end of this press release.
Included in fourth quarter and fiscal 2010 reported results was a non-cash tax benefit of $54.8 million. In the fourth quarter, the Company released the vast majority of its valuation allowance against deferred tax assets resulting from the determination that it will no longer be needed based on current and anticipated future earnings levels. In the coming quarters, the amount of $54.8 million will be drawn down against earnings at the applicable effective tax rate, resulting in non-cash charges in those periods.

The net impact of the positive non-cash tax benefit of $54.8 million, and the negative $14.9 million charge due to the change in the value of the Company’s variable stock compensation, is excluded from adjusted net income. For a reconciliation of adjusted net income to reported net income, please see the tables at the end of this press release.
Theatre System Installations
During the fourth quarter of 2010, the Company installed a record 54 theatre systems, compared to a total of 38 system installations in the fourth quarter of 2009. In 2010, the Company installed a total of 123 theatre systems, compared to 118 theatre system installations in 2009. Total installations include new IMAX theatre systems, as well as the upgrade of existing IMAX film-based theatre systems to digital. For a breakdown of system installations by type, please see the end of this press release.
“In the fourth quarter we installed more systems than in any other quarter in our history,” added Mr. Gelfond. “This momentum is continuing into 2011 as we work with a number of new and existing exhibitor partners around the world to bring The IMAX Experience to our growing global audience while maintaining and building on our position as the premiere movie-going experience in the industry.”
Fourth Quarter Segment Results
In the fourth quarter of 2010, IMAX systems revenue increased 67% to $32.9 million from $19.6 million in the fourth quarter of 2009, primarily reflecting the installation of 20 full, new theatre systems in the most recent fourth quarter, compared to 10 full, new systems in the fourth quarter of 2009. The Company also installed seven digital upgrades in the fourth quarter of 2010 compared to six in the same year-ago period. The increase in IMAX systems revenue also reflects a 62% increase in ongoing rent, fees and finance income, including several sale and lease theatres which reached box office levels in 2010 that triggered an increase in box office overage fees.
Fourth quarter 2010 total film revenue increased 19% to $18.0 million, compared to $15.1 million in the fourth quarter of 2009. Production and IMAX DMR® revenues increased 9% to $13.1 million, compared to $12.0 million in the year-ago period. Gross box office from DMR titles was $101.9 million in the fourth quarter of 2010, compared to $101.0 million in the fourth quarter of 2009. The average DMR box office per screen in the fourth quarter was $312,000 ($300,000 domestic, $339,000 international) versus $429,000 ($410,300 domestic, $460,600 international) in the fourth quarter of 2009. For title by title detail, please see the end of this press release.
Mr. Gelfond added, “In the fourth quarter, our gross box office held steady during a challenging time for the industry, thanks to our strong showing with tentpole titles like Warner Bros.’ Harry Potter and the Deathly Hallows and Disney’s TRON: Legacy, which significantly over-indexed in IMAX, and the increased size of our commercial theatre network. Looking ahead to the remainder of our 2011 film slate, we have more visibility than ever before, and we have secured more titles to show in the IMAX network than ever before. In addition, we are committed to further differentiating the IMAX version of titles shown in the IMAX format, whether through the use of IMAX cameras, special marketing events or exclusive IMAX-only release windows in certain territories.”
In the fourth quarter of 2010, revenue from joint revenue sharing arrangements decreased 13% to $7.8 million, compared to $9.1 million in the prior year period, including the difficult year-over-year per screen comparison related to the release of Avatar: An IMAX 3D Experience in 2009. In the fourth quarter of 2010, joint revenue sharing theatres generated gross box office per screen averages of approximately $287,000, compared to $357,500 in last year’s period. As of December 31, 2010, there were a total of 171 theatres under joint revenue sharing arrangements in operation, which represents a 46% increase over the 117 JV theatres in operation as of December 31, 2009.
Fourth quarter 2010 gross margin increased 30% to $36.4 million from $27.9 million in the fourth quarter of 2009, and as a percentage of revenues, gross margin increased to 52.6% in the fourth quarter of 2010, compared to 51.4% in the fourth quarter of 2009. Gross margin significantly expanded across multiple business segments, including system sales, ongoing rent, fees, and finance income and theatre system maintenance. Gross margin from joint revenue sharing arrangements was impacted by certain selling and marketing costs of $2.1 million associated with the initial launch of 27 new theatres in the quarter as compared to $1.1 million associated with the 21 new theatres in the comparable period last year.

Theatre System Signings
The Company signed a record number of theatre contracts in 2010 for 221 systems, which compares to 35 systems signed in 2009. In the fourth quarter of 2010, the Company signed contracts for 23 theatre systems, compared to 12 theatre systems signed in the same period in 2009. For a breakdown of system signings by type, please see the end of this press release.
Theatre System Backlog
As of December 31, 2010, the Company’s backlog consisted of 224 theatre systems, including 59 systems under joint revenues sharing arrangements and 165 systems under sales and sales-type lease arrangements, 25 of which were systems designated for digital upgrades. This compares to a theatre backlog of 136 systems as of December 31, 2009, which included 42 theatres under joint revenue sharing arrangements and 94 theatres under sales and sales-type lease arrangements, one of which was designated for a digital upgrade.
Network Growth Outlook
Based on theatres in backlog as of today, the Company is increasing its expectation for theatre network growth in 2011. The Company now expects to install between 80 and 90 new theatres (40 to 45 new joint revenue sharing systems and 40 to 45 new sales-type lease systems, excluding upgrades) this year. This implies year-over-year commercial multiplex network growth of at least 20%, as today’s outlook is only based on theatres currently in backlog and does not account for any theatres that may both sign and install within 2011. The Company cautions that installations can slip from period to period, usually for reasons beyond its control.
Mr. Gelfond concluded, “Our business is enjoying a period of significant momentum. As we head into 2011, we remain focused on expanding our brand’s global reach, both through our core business and in ways that transcend the traditional. We look forward to collaborating with filmmakers as well as our studio and exhibitor partners to continue to deliver the most mind-blowing, awe-inspiring filmed entertainment experiences available worldwide.”
Conference Call
The Company will host a conference call today at 8:30 AM ET to discuss its fourth quarter 2010 financial results. To access the call via phone, interested parties should dial (866) 322-1159 approximately 5 to 10 minutes before it begins. International callers should dial (416) 640-3404. A recording of the call will be available by dialing (888) 203-1112, or (647) 436-0148 for international callers. The code for both the live call and the replay is 2295270. The Company will also host a webcast of the conference call, which can be accessed on www.imax.com by clicking on ‘Investor Relations.’
About IMAX Corporation
IMAX Corporation is one of the world’s leading entertainment and technology companies, specializing in the creation and delivery of premium, awe-inspiring entertainment experiences. With a growing suite of cutting-edge motion picture and sound technologies, and a globally recognized entertainment brand, IMAX is singularly situated at the convergence of the entertainment industry, innovation and the digital media world. The industry’s top filmmakers and studios are utilizing IMAX theatres to connect with audiences in extraordinary ways, and as such, the IMAX network is among the most important and successful theatrical distribution platforms for major event films around the globe. The Company’s new digital projection and sound systems — combined with a growing blockbuster film slate — are fueling the rapid expansion of the IMAX network in established markets such as North America, Western Europe, and Japan, as well as emerging markets such as China and Russia. IMAX theaters deliver the world’s best cinematic presentations using proprietary IMAX®, IMAX 3D®, and IMAX DMR® (Digital Re-Mastering) technologies. IMAX DMR enables virtually any motion picture to be transformed into the unparalleled image and sound quality of The IMAX Experience®.
IMAX is headquartered in New York, Toronto and Los Angeles, with offices in London, Tokyo and Shanghai. As of December 31, 2010, there were 518 IMAX theatres (396 commercial, 122 institutional) operating in 46 countries.
IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience® and The IMAX Experience® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).

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This press release contains forward looking statements that are based on management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, general economic, market or business conditions, including the length and severity of the current economic downturn, the opportunities that may be presented to and pursued by the Company, the performance of IMAX DMR films, conditions in the in-home and out-of home entertainment industries, the signing of theatre system agreements, changes and developments in the commercial exhibition industry, the failure to convert theatre system backlog into revenue, new business initiatives, investments and operations in foreign jurisdictions, foreign currency fluctuations and the Company’s prior restatements and the related litigation and investigation by the SEC and the ongoing inquiry by the OSC. These factors and other risks and uncertainties are discussed in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.
For additional information please contact:

Investors:	Media:
IMAX Corporation, New York	IMAX Corporation, New York
Heather Anthony	Ann Sommerlath
212-821-0121	212-821-0155
hanthony@imax.com	asommerlath@imax.com

Business Media:	IMAX Corporation, Mississauga, Ontario
Sloane & Company, New York	Jackson Myers
Whit Clay	905-403-6414
212-446-1864	jmyers@imax.com
wclay@sloanepr.com
Entertainment Media:
Principal Communications Group, Los Angeles
Melissa Zuckerman/Paul Pflug
323-658-1555
melissa@pcommgroup.com
paul@pcommgroup.com

Additional Information
Adjusted Net Income
Adjusted net income excludes the impact of the changes in value of the Company’s variable stock compensation and a non-cash tax benefit associated with a reversal of the Company’s deferred tax asset valuation allowance. In the fourth quarter of 2010, the Company incurred a $14.9 million charge in SG&A resulting primarily from the increased value of the Company’s variable stock compensation at the end of the period (primarily driven by the $11.21 increase in the Company’s stock price over the course of the fourth quarter), as compared to an $8.9 million charge from variable stock compensation in the fourth quarter of 2009. Fourth quarter 2010 adjusted net income also excludes the impact of a reversal of the Company’s deferred tax asset valuation allowance, which resulted in a non-cash tax benefit of $54.8 million. In the coming quarters, the non-cash benefit of $54.8 million will be drawn down against earnings at the applicable effective tax rate, resulting in non-cash charges in those periods. Full year 2010 adjusted net income excludes the $21.9 million charge in SG&A which resulted primarily from the increased value of the Company’s variable stock compensation at the end of the year (primarily driven by the $14.76 increase in the Company’s stock price over the course of the year), as compared to a $15.4 million charge from variable stock compensation in fiscal 2009. Fiscal 2010 adjusted net income also excludes the $54.8 million non-cash impact of a reversal of the Company’s deferred tax asset valuation allowance. For a reconciliation of adjusted net income to reported results, please see the tables at the end of this press release.
Gross Box Office from DMR
The primary drivers of gross box office in the fourth quarter of 2010 were Warner Brothers’ Harry Potter and the Deathly Hallows: Part I: The IMAX Experience and Walt Disney Pictures’ TRON: Legacy: An IMAX 3D Experience. Harry Potter has generated approximately $43.4 million in worldwide IMAX box office to date ($42.4 million of which was captured in the fourth quarter) for a domestic per screen average of $113,300 and an international per screen average of $122,000. TRON has generated approximately $59.2 million in worldwide IMAX box office to date ($34.9 million of which was captured in the fourth quarter) for a domestic per screen average of $151,000 and an international per screen average of $175,200.
2011 Film Slate
To date, the Company has signed contracts for 21 DMR films that will play in the IMAX theatre network in 2011. The Company remains in active discussions with every major Hollywood studio regarding future titles.
•	TRON: Legacy: An IMAX 3D Experience (Disney, continued from 2010);

•	The Green Hornet: An IMAX 3D Experience (Sony, January 2011);

•	Tangled: An IMAX 3D Experience (Disney, February 2011, released in select Asian markets on respective regional release dates);

•	Sanctum: An IMAX 3D Experience (Universal, February 2011);

•	I Am Number Four: The IMAX Experience (DreamWorks Studios Disney, February 2011);

•	Mars Needs Moms: An IMAX 3D Experience (Disney, March 2011);

•	Sucker Punch: The IMAX Experience (WB, March 2011);

•	Fast Five: The IMAX Experience (Universal, April 2011);

•	Pirates of the Caribbean: On Stranger Tides: An IMAX 3D Experience (Disney, May 2011);

•	Kung Fu Panda 2: An IMAX 3D Experience (Paramount, May 2011, to be released in select international markets);

•	Super 8: The IMAX Experience (Paramount, June 2011);

•	The Founding of a Party: The IMAX Experience (China Film Group, June 2011, to be released in the People’s Republic of China)

•	Cars 2: An IMAX 3D Experience (Disney, June 2011);

•	Transformers: Dark of the Moon: An IMAX 3D Experience (Paramount, July 2011);

•	Harry Potter and the Deathly Hallows: Part II: An IMAX 3D Experience (WB, July 2011);

•	Real Steel: The IMAX Experience (DreamWorks Studios Disney, October 2011);

•	Contagion: The IMAX Experience (WB, October 2011);

•	Puss in Boots: An IMAX 3D Experience (Paramount, November 2011);

•	Happy Feet 2: An IMAX 3D Experience (WB, November 2011);

•	Mission: Impossible — Ghost Protocol: The IMAX Experience (Paramount, December 2011); and

•	The Adventures of Tintin: The Secret of the Unicorn: An IMAX 3D Experience (Paramount, December 2011).
Theatre System Signings
During the fourth quarter of 2010, the Company signed contracts for 23 theatre systems (four joint venture systems, seven sales/sales-type lease systems and 12 digital upgrades), compared to contracts for 12 theatre systems (two joint venture systems, two sales/sales-type lease systems and eight digital upgrades) in the fourth quarter of 2009. For the full year of 2010, the Company signed contracts for 221 theatre systems (71 joint venture systems, 95 sales/sales-type lease systems and 55 digital upgrades), compared to 35 theatre systems (three joint venture systems, 20 sales/sales-type lease systems and 12 digital upgrades) in 2009.
Theatre System Installations
In the fourth quarter of 2010, the Company installed a total of 54 theatre systems (27 joint venture systems; and 27 sales/sales-type lease systems, including seven digital upgrades), compared to having installed 38 theatre systems (22 joint venture systems, including one digital upgrade; and 16 sales/sales-type lease systems, including six digital upgrades) in the fourth quarter of 2009. For the full year of 2010, the Company has installed a total of 123 theatre systems (56 joint venture systems, including two digital upgrades; and 67 sales/sales-type lease systems, including 30 digital upgrades), compared to having installed 118 theatre systems (74 joint venture systems, including nine digital upgrades; 43 sales/sales-type lease systems, including 16 digital upgrades; and one operating lease) in fiscal 2009.

IMAX CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
In accordance with United States Generally Accepted Accounting Principles
(In thousands of U.S. dollars, except per share amounts)

	Three Months		Year Ended
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
Revenues
Equipment and product sales	$31,044	$18,558	$72,578	$57,304
Services	26,389	24,307	123,911	82,052
Rentals	10,313	10,262	46,936	25,758
Finance income	1,417	1,110	4,789	4,235
Other	—	—	400	1,862

	69,163	54,237	248,614	171,211

Costs and expenses applicable to revenues
Equipment and product sales	13,569	9,247	36,394	29,040
Services	15,471	14,308	63,425	49,891
Rentals	3,708	2,800	11,111	10,093
Other	32	—	32	635

	32,780	26,355	110,962	89,659

Gross margin	36,383	27,882	137,652	81,552
Selling, general and administrative expenses	31,714	20,290	78,428	56,207
(including share-based compensation expense of $16.3 million and $26.0 million for the three months and year ended December 31, 2010, respectively (2009 - expense of $9.7 million and $17.5 million, respectively))

Research and development	2,278	1,024	6,249	3,755
Amortization of intangibles	162	122	513	546
Receivable provisions, net of recoveries	1,007	(12)	1,443	1,067
Asset impairments	45	180	45	180

Income from operations	1,177	6,278	50,974	19,797

Interest income	25	49	399	98
Interest expense	(324)	(2,253)	(1,885)	(13,845)
Loss on repurchase of Senior Notes due December 2010	—	(803)	—	(579)

Income from continuing operations before income taxes	878	3,271	49,488	5,471
Recovery of (provision for) income taxes(1)	53,776	611	51,784	(274)
Loss from equity-accounted investments	(493)	—	(493)	—

Income from continuing operations	54,161	3,882	100,779	5,197
Income (loss) from discontinued operations	—	157	—	(176)

Net Income	$54,161	$4,039	$100,779	$5,021

Net income per share — Basic:
Net income per share from continuing operations	$0.85	$0.07	$1.59	$0.10
Net loss per share from discontinued operations	—	—	—	—

	$0.85	$0.07	$1.59	$0.10

Net income per share — Diluted:
Net income per share from continuing operations — diluted	$0.80	$0.06	$1.51	$0.09
Net loss per share from discontinued operations — diluted	—	—	—	—

	$0.80	$0.06	$1.51	$0.09

Weighted average number of shares outstanding (000’s):
Basic	63,951	62,461	63,575	52,821
Fully Diluted	67,690	65,170	66,684	54,518
Additional Disclosure:
Depreciation and amortization(2)	$5,028	4,422	$20,536	19,051

(1)	In the fourth quarter of 2010, the Company released a significant portion of its deferred tax valuation allowance, resulting in a non-cash tax benefit of $54.8 million.

(2)	Includes $0.1 million and $0.3 million of amortization of deferred financing costs charged to interest expense for the three months and year ended December 31, 2010 (2009 — $0.2 million and $1.1 million respectively).

IMAX CORPORATION
CONSOLIDATED BALANCE SHEETS
In accordance with United States Generally Accepted Accounting Principles
(In thousands of U.S. dollars)

	As at December 31,
	2010	2009
Assets
Cash and cash equivalents	$30,390	$20,081
Accounts receivable, net of allowance for doubtful accounts of $1,988 (December 31, 2009 — $2,770)	39,570	37,652
Financing receivables	73,601	62,585
Inventories	15,275	10,271
Prepaid expenses	2,832	2,609
Film assets	2,449	3,218
Property, plant and equipment	74,035	54,820
Other assets	12,350	15,140
Deferred income taxes	57,122	—
Goodwill	39,027	39,027
Other intangible assets	2,437	2,142

Total assets	$349,088	$247,545

Liabilities
Bank indebtedness	$17,500	$50,000
Accounts payable	20,384	16,803
Accrued liabilities	78,994	77,853
Deferred revenue	73,752	57,879

Total liabilities	190,630	202,535

Commitments and contingencies

Shareholders’ equity
Capital stock common shares — no par value. Authorized — unlimited number. Issued and outstanding — 64,145,573 (December 31, 2009 — 62,831,974)	292,977	280,048
Other equity	7,687	6,044
Deficit	(141,209)	(241,988)
Accumulated other comprehensive income	(997)	906

Total shareholders’ equity	158,458	45,010

Total liabilities and shareholders’ equity	$349,088	$247,545

IMAX CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
In accordance with United States Generally Accepted Accounting Principles
(In thousands of U.S. dollars)

	Years Ended December 31,
	2010	2009
Cash provided by (used in):
Operating Activities
Net earnings	$100,779	$5,021
Net loss from discontinued operations	—	176
Items not involving cash:
Depreciation and amortization	20,536	19,051
Write-downs, net of recoveries	2,551	2,581
Change in deferred income taxes	(54,275)	8
Stock and other non-cash compensation	28,195	19,183
Foreign currency exchange gain	(865)	(974)
Loss on repurchase of Senior Notes due December 2010	—	579
Loss from equity-accounted investments	493	—
Change in cash surrender value of life insurance	(107)	(330)
Investment in film assets	(10,139)	(9,235)
Changes in other non-cash operating assets and liabilities	(28,682)	(21,885)
Net cash (used in) operating activities from discontinued operations	—	(393)

Net cash provided by operating activities	58,486	13,782

Investing Activities
Purchase of property, plant and equipment	(5,338)	(1,426)
Investment in joint revenue sharing equipment	(21,275)	(25,072)
Investment in new business ventures	(3,636)	—
Cash surrender value of life insurance	7,797	—
Acquisition of other assets	(691)	(748)
Acquisition of other intangible assets	(681)	(320)

Net cash (used in) investing activities	(23,824)	(27,566)

Financing Activities
Increase in bank indebtedness	—	55,000
Repayment of bank indebtedness	(32,500)	(25,000)
Repurchase of Senior Notes due December 2010	—	(159,104)
Common shares issued — public offerings, net of offering expenses paid	—	130,774
Common shares issued — stock options exercised	8,276	6,332
Shelf registration fees paid	—	(150)
Fees paid pertaining to amended Credit Facility agreement	—	(671)

Net cash (used in) provided by financing activities	(24,224)	7,181

Effects of exchange rate changes on cash	(129)	(333)

Increase (decrease) in cash and cash equivalents during year	10,309	(6,936)

Cash and cash equivalents, beginning of year	20,081	27,017

Cash and cash equivalents, end of year	$30,390	$20,081

IMAX CORPORATION
SELECTED FINANCIAL DATA
In accordance with United States Generally Accepted Accounting Principles
(In thousands of U.S. dollars)
The Company has eight reportable segments identified by category of product sold or service provided: IMAX systems; theater system maintenance; joint revenue sharing arrangements; film production and IMAX DMR; film distribution; film post-production; theater operations; and other. The IMAX systems segment designs, manufactures, sells or leases IMAX theater projection system equipment. The theater system maintenance segment maintains IMAX theater projection system equipment in the IMAX theater network. The joint revenue sharing arrangements segment provides IMAX theater projection system equipment to an exhibitor in exchange for a share of the box-office and concessions revenue. The film production and IMAX DMR segment produces films and performs film re-mastering services. The film distribution segment distributes films for which the Company has distribution rights. The film post-production segment provides film post-production and film print services. The theater operations segment operates certain IMAX theaters. The other segment includes camera rentals and other miscellaneous items.

	Three Months		Year Ended
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
Revenue
IMAX systems
Sales and sales-type leases	$27,720	$16,469	$63,023	$53,923
Ongoing rent, fees, and finance income	5,156	3,175	12,981	10,581

	32,876	19,644	76,004	64,504

Theater system maintenance	6,102	4,951	21,444	18,246

Joint revenue sharing arrangements	7,843	9,065	41,757	21,598

Film
Production and IMAX DMR	13,093	11,990	63,462	35,648
Distribution	3,658	2,290	17,937	12,365
Post-production	1,255	849	7,702	3,604

	18,006	15,129	89,101	51,617

Theater operations(1)	2,281	3,849	13,366	11,810

Other	2,055	1,599	6,942	3,436

Total	$69,163	$54,237	$248,614	$171,211

Gross margins
IMAX systems(2)
Sales and sales-type leases	$15,287	$7,937	$31,452	$26,441
Ongoing rent, fees, and finance income	5,037	2,959	12,531	9,075

	20,324	10,896	43,983	35,516

Theater system maintenance(3)	3,222	1,622	10,084	8,361

Joint revenue sharing arrangements(4)(5)	4,360	6,530	31,703	13,261

Film
Production and IMAX DMR	7,203	7,455	41,159	19,979
Distribution	956	483	5,205	2,147
Post-production	(55)	32	2,891	939

	8,104	7,970	49,255	23,065

Theater operations(1)	(409)	324	1,147	649

Other	782	540	1,480	700

Total	$36,383	$27,882	$137,652	$81,552

(1)	In 2009, the Company closed its owned and operated Vancouver and Tempe IMAX theaters and reclassified the operations from continuing operations to discontinued operations.

(2)	Includes a charge of $0.5 million and $0.8 million for the three months and year ended December 31, 2010, respectively (December 31, 2009 — $nil and less than $0.1 million, respectively) in costs and expenses applicable to revenues, primarily for the write-down of film-based projector inventories.

(3)	Includes a recovery of less than $0.1 million and a charge of $0.2 million for the three months and year ended December 31, 2010, respectively (December 31, 2009 — $nil and charge of less than $0.1 million, respectively) in costs and expenses applicable to revenues, primarily for the write-down of film-based service inventories.

(4)	Included in the fourth quarter of 2010 and 2009 gross margin were certain advertising, marketing, and selling expenses of $2.1 million and $1.1 million, respectively, associated with the initial launch theaters opened during the period. Excluding these launch expenses the gross margin would have been $6.5 million for the fourth quarter of 2010 compared to $7.6 million in the fourth quarter of 2009.

(5)	Included in the margin for the year ended December 31, 2010 and 2009, were certain advertising, marketing and selling expenses of $4.2 million and $3.4 million, respectively, associated with the initial launch of theaters opened during the year. Excluding these launch expenses and accelerated depreciation charges, the gross margin would have been $35.9 million and $16.7 million in 2010 and 2009, respectively.

IMAX CORPORATION
OTHER INFORMATION
(In thousands of U.S. dollars)
Credit Facility Requirements:
The Credit Facility provides that so long as the term loan remains outstanding, the Company will be required to maintain: (i) a ratio of funded debt (as defined in the Credit Agreement) to EBITDA (as defined in the Credit Agreement) of not more than 2:1 through December 31, 2010, and (ii) a ratio of funded debt to EBITDA of not more than 1.75:1 thereafter. If the Company repays the term loan in full, it will remain subject to such ratio requirements only if Excess Availability (as defined in the Credit Agreement) is less than $10.0 million or Cash and Excess Availability (as defined in the Credit Agreement) is less than $15.0 million. The ratio of funded debt to EBITDA was 0.17:1 at December 31, 2010, where Funded Debt (as defined in the Credit Agreement) is the sum of all obligations evidenced by notes, bonds, debentures or similar instruments and was $17.5 million. EBITDA is calculated as follows:

	Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net earnings	$54,161	$4,039	$100,779	$5,021
Add (subtract):
Loss for equity-accounted investments	493	—	493	—
Provision for (recovery of) income taxes	(53,776)	(611)	(51,784)	274
Interest expense net of interest income	299	2,204	1,486	13,747
Depreciation and amortization including film asset amortization	4,941	4,303	20,195	17,919
Write-downs net of recoveries including asset impairments and receivable provisions	1,570	869	2,551	2,581
Stock and other non-cash compensation	18,079	10,153	28,195	19,183
Other, net	—	(91)	(536)	(229)

Adjusted EBITDA	$25,767	$20,866	$101,379	$58,496

Adjusted Diluted Earnings Per Share Calculation:

	Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net earnings	$54,161	$4,039	$100,779	$5,021
Add:
Variable stock compensation	14,943	8,851	21,857	15,436
Less:
Non-cash tax benefit	(54,793)	—	(54,793)	—

Adjusted net earnings	$14,311	$12,890	$67,843	$20,457

Diluted shares outstanding	67,690	65,170	66,684	54,518

Adjusted earnings per share	$0.21	$0.20	$1.02	$0.38